POLICY ON INSIDER TRADING JANUARY 2026 This Policy on Insider Trading (this “Policy”) describes the standards of Arrow Financial Corporation and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information and sets forth the restrictions on the ability of its executive officers and directors to hedge and pledge Company securities. This Policy is divided into four parts: (a) Part I prohibits trading in certain circumstances and applies to all directors, officers, employees, consultants and others who may gain access to “material nonpublic information,” (b) Part II imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers and senior management of the Company, (iii) all employees within the Company’s finance group, (iv) directors and senior management of the Company’s subsidiaries, and (v) certain other employees that the Company may designate from time to time as “covered persons” because of their position, responsibilities or their actual or potential access to material information (collectively (i) through (iv), “Covered Persons”), (c) Part III sets forth limited exceptions to the trading restrictions set forth in this Policy, and (d) Part IV imposes certain restrictions on the ability of Company executive officers and directors to hedge and pledge Company securities. This Policy supersedes and replaces the Company’s existing Insider Trading Policy, the Company’s Policy on Hedging and Pledging, and any other Company policy, policy statement or other similar document that governs any subject matter discussed in this Policy, as applicable. PART I SECURITIES TRADING A. General Rule Federal and state securities laws prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material nonpublic information.” Therefore, it is a violation of the federal securities laws for any person to buy or sell Company securities if he or she is aware of “material nonpublic information.” Information is material if it could affect a person’s decision whether to buy, sell or hold the securities and is information that has not been publicly disclosed. Furthermore, it is illegal for any person in possession of material nonpublic information to provide other people with such information or to recommend that they buy or sell the securities (i.e., “tipping”). Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by Company personnel. The penalties for violating the securities’ laws can be significant. This Policy is designed to avoid even the appearance of improper conduct on the part of the Company’s directors, officers, employees and consultants. “Company securities” include, without limitation, common stock, stock options, restricted stock, restricted stock units, derivative securities such as put and call options (including derivative securities not issued by the Company, such as exchange-traded funds, or exchange-traded put or call options), convertible debt and preferred stock and debt securities. The same rules apply to other companies’ securities. All directors, officers, employees, consultants and others who may gain access to “material nonpublic information” about suppliers, customers, potential acquisition candidates or competitors through their work at or their relationship with the Company are required to keep such information confidential and may not buy or sell securities of such companies while in possession of such material nonpublic information. If material nonpublic information is inadvertently disclosed by a director, officer, employee or consultant to persons outside of the Company, no matter what the circumstances may be, the person making or discovering such disclosure should immediately report the facts to the Company’s Chief Financial Officer. In the case of an inadvertent disclosure by the Company’s Chief Financial Officer, the related facts should immediately be reported to the Company’s Chief Executive Officer. B. Applicability Part I of this Policy applies to Company directors, officers, employees, consultants and other people who gain access to material nonpublic information. In addition, it also applies to immediate family members of persons subject to this Policy (including a spouse, a child, parents, grandparents, siblings and in-laws), anyone else who lives in the same household, and any person or entity under such person’s influence or control. C. Statement of Policy and Other Prohibitions 1. Nondisclosure. No person who is subject to this Policy may disclose, directly or indirectly, material nonpublic information (“tip”) to any other person, including family members and friends, except (a) with the Company’s authorization or (b) to persons within the Company whose positions require them to know it. 2. Trading in Company Securities. Except as contemplated by Part III of this Policy, no person subject to this Policy may purchase or sell (or place an order to purchase or sell) or recommend that another person purchase or sell, any of the Company’s securities while in possession of material nonpublic information about the Company. This Policy continues to apply to transactions in the Company’s securities even after such person’s termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material. 3. Trading in Other Companies’ Securities. No person subject to this Policy may purchase or sell (or place an order to purchase or sell) or recommend that another person purchase or sell, the securities of another company while in possession of material nonpublic information about that company that was obtained in the course of said person’s involvement with the Company that is likely to affect the value of those securities. For example, it would be a violation of this Policy and the securities laws if an employee learned through Company sources that the Company intended to purchase assets from a company, and then bought or sold stock in that other company. In addition, no person who is subject to this Policy who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family and friends, except (a) with the Company’s authorization or (b) to persons within the Company whose positions require them to know it. 4. Prohibition on Trading in Options and “Short” Sales. All persons subject to this Policy are prohibited from trading Company options, warrants, and puts and calls and selling any of the Company’s securities “short” or otherwise engaging in transactions designed to hedge or offset decreases in market value of the Company’s securities. Any exceptions to this prohibition must be approved by the Company’s Board of Directors or Chief Financial Officer.

D. Material Nonpublic Information 1. Material Information. It is not possible to define all categories of material nonpublic information concerning the Company. However, information is generally regarded as “material” if it (a) has market significance, that is, if its public dissemination is likely to affect the market price of securities, or (b) is information that a reasonable investor would want to know before making an investment decision. Information dealing with the following subjects is reasonably likely to be found material in particular situations: • financial results for the quarter or the year. • projections of future earnings or losses. • changes in earnings estimates or unusual gains or losses in major operations. • significant changes in the Company’s prospects. • significant write-downs in assets or increases in reserves. • impending bankruptcy or financial liquidity problems. • proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets. • adoption, amendment or termination of a repurchase program for the Company’s securities. • gain or loss of a substantial customer, supplier or important contracts. • major financing developments. • extraordinary borrowings. • stock splits and stock dividends or changes in dividend policy. • significant pricing changes. • major changes in accounting methods or policies. • new equity, debt or other offerings of Company securities. • changes in debt ratings. • developments regarding significant litigation or government agency investigations. • major changes in senior management or other significant personnel changes. • cybersecurity risks and incidents, including vulnerabilities and breaches; and • the fact that a Selective Blackout Period (as defined below) has been implemented in accordance with Part II of this Policy. Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. Both positive and negative information may be material. If a person is unsure whether information is material, such person should either (a) consult with the Company’s Chief Financial Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend Company securities to which that information relates or (b) assume that the information is material. 2. Nonpublic Information. Insider trading prohibitions come into play only when a person possesses information that is “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and adequate time must have passed for the market to assess the information. Although timing may vary depending upon the circumstances, for purposes of this Policy information is not considered public until the second trading day after the Company publicly discloses it. Therefore, any person subject to this Policy who possesses material nonpublic information should wait until after the second trading day after the information has been publicly released before trading. This waiting period permits the information to be fully disseminated and absorbed by the trading markets. Examples of public disclosure include public filings with the Securities and Exchange Commission (the “SEC”) and Company press releases. As with questions of materiality, if a person is not sure whether information is considered public, such person should either consult with the Company’s Chief Financial Officer or assume that the information is nonpublic and treat it as confidential. E. Violations of Insider Trading Laws Penalties for trading on or communicating material nonpublic information can be severe and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is mandatory. 1. Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided. A breach of the insider trading laws could expose the insider to criminal fines of up to three times the profit earned (or loss avoided), imprisonment up to ten years, and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject “controlling” persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. “Controlling” persons include the Company and may include directors, officers and employees. These persons may be subject to substantial penalties, including fines that may be in excess of $2,000,000 or three times the amount of profits gained (or losses avoided) by the insider. In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction. Finally, any investigations by the SEC or other regulators regarding insider trading matters may damage the Company’s reputation and share price. 2. Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Company’s Board of Directors or Chief Financial Officer and must be provided before any activity contrary to the above requirements takes place. F. Section 16 and Other Securities Matters Executive officers, directors and holders of 10% or more of the Company’s securities may have obligations under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such obligations generally include filing Forms 3, 4 and 5. Additionally, directors and executive officers may be liable for “short swing” profits from purchases and sales of the Company’s securities under Section 16(b) of the Exchange Act. This section provides that any such person who makes both a purchase and a sale or a sale and a purchase of the Company’s securities within a period of six months must, unless an available exemption applies, pay to the Company the excess of the sale price over the purchase price even if no real profit was made. Section 16(b) continues to be applicable to officers and directors for a six-month period after they cease to serve in that capacity. If a person is, or was within the preceding six months, an executive officer or director of the Company, he or she should consult with the Chief Financial Officer regarding the implications of Section 16(b) prior to effecting any transaction in Company securities. If a person holds securities that cannot be resold unless (a) registered under the Securities Act of 1933, as amended (the “Securities Act”), (b) sold pursuant to Rule 144 under the Securities Act, or (c) disposed of pursuant to another exception from the registration requirements of the Securities Act (collectively, “Restricted Securities”), such person should consult with the Company’s Chief Financial Officer prior to selling any Restricted Securities. PART II BLACKOUT PERIODS AND PRE-CLEARANCE PROCEDURES A. Background The purpose of Part II of this Policy is to establish certain time periods when Covered Persons are prohibited from trading in the Company’s securities (each, a “Blackout Period” and collectively, “Blackout Periods”). Blackout Periods are designed to prohibit trading at a time when there is the greatest likelihood that insiders possess material nonpublic information and to avoid even the appearance of trading while such persons are aware of material nonpublic information. Blackout Periods will be monitored and regulated by the Company’s Chief Financial Officer. B. Applicability Part II of this Policy applies to Covered Persons. In addition, it also applies to immediate family members of Covered Persons (including a spouse, a child, parents, grandparents, siblings and in-laws), anyone else who lives in the same household, and any person or entity under such Covered Person’s influence or control (collectively with Covered Persons, “Restricted Covered Persons”). Importantly, all employees are subject to the insider trading laws, even those who are not Restricted Covered Persons. Junior officers and other employees to whom Part II of this Policy does not apply may trade during a Blackout Period, as during any other period, unless they are aware of material undisclosed information regarding the Company, in which case trades by them may violate the insider trading laws. C. Blackout Periods During Blackout Periods, Restricted Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results. Accordingly, all Restricted Covered Persons are prohibited, except under very limited circumstances, from buying or selling the Company’s common stock or other securities during Blackout Periods as described below. 1. Regular Blackout Periods. Restricted Covered Persons are prohibited from trading in the Company’s securities during the period beginning at the close of the market on the 25th day of the last month of a quarter, and ending as of the close of business on the second full trading day following the date the Company publicly discloses the applicable earnings release (each, a “Regular Blackout Period” and collectively, “Regular Blackout Periods”). 2. Selective Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. So long as the event remains material and nonpublic, Restricted Covered Persons and the persons who are aware of the event may not trade in the Company’s securities. Therefore, the

Company’s Board of Directors or senior management may impose special Blackout Periods during which Restricted Covered Persons are prohibited from trading in the Company’s securities (each, a “Selective Blackout Period” and collectively, “Selective Blackout Periods”). Selective Blackout Periods will not be announced, except to persons to whom the Selective Blackout Period is applicable. Selective Blackout Period notifications will be distributed as promptly as possible prior to the effectiveness of such Selective Blackout Period. Even the existence of a Selective Blackout Period should not be communicated to persons who are not subject to the selective prohibition. 3. Transactions Subject to Black-Out Period Prohibitions. During any Blackout Period, no discretionary trading by Restricted Covered Persons in the Company’s stock or other securities is permitted. However, certain transactions in the Company’s securities by or on behalf of such Restricted Covered Person, including automatic, pre-determined transactions (as for example under certain Company stock plans or Trading Plan (as defined below)), may be deemed by the Company not to raise any liability issues under the insider trading laws, and if so, will be regarded as permitted transactions for insiders even during Blackout Periods (see the list of permitted transactions in Section 3.b, below). The following are examples of trades that are prohibited during Blackout Periods and trades that are permitted during Black-Out Periods. a. Transactions Prohibited in Black-Out Periods: (i) Open market sales or purchases of Company stock and other securities including discretionary sales of Company stock from an insider’s stock or benefit plan account. (ii) Exercises of stock options received under the Company’s Long-Term Incentive Plan (the “LTIP”), except for exercises where the individual pays cash for the cost of the exercise and/or surrenders Company securities in payment of the exercise price or in satisfaction of any withholding obligations (e.g., net exercises), provided that any Company securities acquired pursuant to such exercise are not sold while the acquiring person is in possession of material nonpublic information and, if a Restricted Covered Person, during a Blackout Period. (iii) Changes in the level of an insider’s participation in other Company stock plans, such as the Dividend Reinvestment Plan (the “DRIP”) or the Employee Stock Purchase Plan (the “ESPP”). (iv) Optional cash purchases under the Company’s stock plans that permit such optional cash purchases, unless pursuant to a pre-established election at a pre-established level; and (v) Discretionary conversions of a convertible security by an insider. b. Transactions Permitted in Black-Out Periods (which typically do not raise liability issues under the insider trading laws): Please see Part III of this Policy. The above examples may change over time, depending on changes in law, regulation and Company policy and do not address all possible transactions. Further, certain other transactions in the Company’s securities similar to the types listed above, including various other transactions under the Company’s stock plans, may depending on the circumstances also be permitted to be affected by or on behalf of Restricted

Covered Persons during Blackout Periods, as determined by the Company in its sole discretion on a case- by-case basis. 4. Pre-Clearance Procedure. All transactions in Company securities by any Restricted Covered Person must be authorized in advance by the Company’s Chief Financial Officer or, in the absence of the Company’s Chief Financial Officer, the Company’s Controller. Requests for pre-clearance should be submitted at least two business days in advance of the scheduled execution date of the transaction or plan, as applicable. Any clearance obtained in this manner will be valid for three business days (unless otherwise determined by the Chief Financial Officer) and must be renewed if the Restricted Covered Person fails to execute the transaction within such period. 5. Post-Termination. As stated above, no person aware of material nonpublic information upon termination of employment or services may trade in the Company’s securities until that information has become public or is no longer material. If a Blackout Period is in effect at the time employment or services are terminated, this Policy will cease to apply to transactions in Company securities only upon the expiration of such Blackout Period. PART III POLICY EXCEPTIONS TO THE TRADING RESTRICTIONS OF THIS POLICY A. Policy Exceptions Subject to the satisfaction of applicable pre-clearance requirements set forth in Part II of this Policy, the trading restrictions of this Policy do not apply to the following general exceptions and other transactions expressly approved by the Board of Directors or the Chief Financial Officer: 1. Rule 10b5-1 Plans. Notwithstanding the above restrictions on trading in Company securities, persons subject to this Policy may sell securities pursuant to a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Exchange Act (a “Trading Plan”) that: a. has been entered into in good faith at a time when the individual was not aware of any material nonpublic information about the Company (and for a Restricted Covered Person, outside of a Blackout Period); b. has been reviewed and approved by the Chief Financial Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Chief Financial Officer); c. includes a cooling-off period before trades can commence thereunder equal to at least (i) for officers and directors, the later of (A) 90 days after the adoption of such Trading Plan and (B) two business days after the disclosure of the Company’s financial results for the fiscal quarter in which the Trading Plan was adopted or modified, and (ii) for all other individuals, 30 days after the adoption of such Trading Plan (as applicable, a “Cooling-off Period”); d. for officers and directors, includes a representation certifying that, at the time of adoption or modification of such Trading Plan, such officer or director (i) is not aware of any material nonpublic information about the Company or its securities, and (ii) is adopting such Trading Plan in good faith and not as part of a scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act; and

e. gives a third party the discretionary authority to execute such purchases and sales, outside the control of the individual, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions. Frequent amendment or entry into, and then termination of, Trading Plans is discouraged as it can be perceived as a method to circumvent the restrictions of this Policy and the securities laws and will be reviewed on a case-by-case basis by the Chief Financial Officer taking into account the individual’s liquidity and other financial needs. Any modification to a Trading Plan that changes the amount, price, or timing of trades, including a change to the formula that affects these inputs, will initiate a new Cooling-off Period. During any consecutive 12-month period, an individual may not establish more than one Trading Plan that is designed to affect the trading of Company securities as a single transaction (i.e., a Trading Plan that has the practical effect of requiring such a result). An individual may establish a second Trading Plan only if (i) trading under the successor Trading Plan is not scheduled to begin until completion or expiration of the predecessor Trading Plan (if the predecessor Trading Plan is terminated early, trading under the successor Trading Plan cannot commence until the applicable Cooling-off Period has run from the date of termination of the predecessor Trading Plan), or (ii) one of the Trading Plans authorizes sell-to-cover transactions to satisfy tax withholding obligations incident to the vesting of certain equity awards, such as grants of restricted stock and restricted stock units, and (A) the sell-to-cover arrangement authorizes the sale of only enough securities necessary to satisfy the employee’s tax withholding obligations arising exclusively from the vesting of a compensatory award, (B) the individual does not otherwise exercise control over the timing of such sales, and (C) the sell-to-cover arrangement does not include sales incident to the exercise of stock options. Trades under a Trading Plan remain subject to Section 16 reporting obligations. 2. Equity Awards. Receipt of (i) stock option grants or other stock awards under the LTIP and (ii) Company shares pursuant to stock dividends, stock splits or similar transactions not involving a placement or election by the insider, are not subject to the trading restrictions of this Policy although such transactions may be subject to Section 16 reporting requirements. Exercises of stock options where the individual pays cash for the cost of the exercise and/or surrenders Company securities in payment of the exercise price or in satisfaction of any withholding obligations (e.g., net exercises), are not subject to the transfer restrictions of this Policy, provided that any Company securities acquired pursuant to such exercise are not sold while the acquiring person is in possession of material nonpublic information or, if a Restricted Covered Person, during a Blackout Period. The vesting of other equity awards, or the exercise of a tax withholding right pursuant to which the holder elects (or the Company elects on the holder’s behalf) to have the Company withhold Company securities to satisfy tax withholding requirements upon the vesting or settlement of any restricted stock or restricted stock unit are also not subject to the transfer restrictions of this Policy. “Cashless exercises” are not exempted from the Policy, including applicable Blackout Period restrictions. 3. Purchases and Distributions under Company Plans. Recurring purchases of Company securities at pre-established participation or purchase levels (e.g., contributions made pursuant to routine payroll deductions) under the Company’s 401(k) plan, ESPP or DRIP are exempted from this Policy. However, Blackout Period requirements continue to apply to certain elections made under any such plans, including, without limitation, (a) a change in the percentage of periodic contributions, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the individual’s Company stock, (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund, and (e) sales, transfers or liquidations of holdings from such plan accounts. Distributions of Company shares to insiders (either in certificate form or to a brokerage or other account of the insider) out of Company stock plans, such as the ESPP, DRIP, the Directors’ Stock Plan or the Employee Stock Ownership Plan. 4. Bona Fide Gifts; Mutual Funds. Disposition by an insider of Company stock or securities pursuant to bona fide gifts, inheritances or similar transfers are not transactions subject to this Policy, unless the person making the gift or similar transfer has reason to believe that the recipient intends to sell the Company’s securities while the director, officer, employee or consultant is aware of material nonpublic information. Bona fide gifts and other similar transfers of Company securities are subject to Section 16 reporting obligations. Further, transactions in mutual funds that are invested in the Company’s securities are not transactions subject to this Policy. PART IV RESTRICTIONS ON HEDGING AND PLEDGING OF COMPANY STOCK Company directors and officers who are subject to the reporting requirements of Section 16 of the Exchange Act are prohibited from engaging in any transaction designed to offset or reduce the risk of negative price fluctuations in Company securities. Prohibited hedging transactions generally include all short sales, covered call or put options, collars, and forward sales, and may include other forms of derivative transactions in Company securities. Any exceptions to this prohibition must be approved by the Company’s Board of Directors. In addition, Company directors and officers who are subject to the reporting requirements of Section 16 of the Exchange Act are required to gain approval from the Company’s Board of Directors prior to entering into any agreement involving the pledge or other use of Company stock as collateral, regardless of whether the pledge is perfected or unperfected. In its consideration of the request, the Board of Directors, with any interested director recusing himself or herself from the discussions and determinations, will assess the potential risk to Company stockholders with respect to the requested pledge considering any proposed conditions to safeguard against such potential risks. If any person who is subject to this Policy has any questions regarding any of the provisions of this Policy, he or she should contact the Company’s Chief Financial Officer (Penko Ivanov, (518) 415-4512, penko.ivanov@arrowbank.com)

ACKNOWLEDGEMENT AND CERTIFICATION The undersigned does hereby acknowledge receipt of the Company’s Policy on Insider Trading. The undersigned has read and understands (or has had explained) such Policy and agrees to be always governed by such Policy in connection with the purchase and sale of securities and the confidentiality of nonpublic information. (Signature) (Name) (Date)